February 26, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by the Context Strategic Global Equity Fund in N-SAR SUB-ITEM 77K-Changes in Registrants Certifying Accountants (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Sub-Item 77K of Form N-SAR of Context Strategic Global Equity Fund, a series of Context Capital Funds. We agree with the statements concerning our Firm contained therein.

Sincerely,

Cohen & Company, Ltd.